QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

Press Release

Contact:	Catherine J. Mathis, 212-556-1981; E-mail: mathis@nytimes.com This press release can be downloaded from www.nytco.com

THE NEW YORK TIMES COMPANY
REPORTS THIRD-QUARTER RESULTS

NEW YORK, October 16, 2003—The New York Times Company announced today that third-quarter diluted earnings per share were $.33, compared with $.38 in the 2002 third quarter, and net income was $50.1 million compared with $59.0 million in the 2002 third quarter.

"Advertising revenues improved in the month of September, up 4.9 percent (up 2.4 percent excluding the International Herald Tribune)," said Leonard P. Forman, senior vice president and chief financial officer. "This increase was not sufficient to lift earnings higher in the quarter, given the softness in advertising revenues we experienced in July and August, and greater costs—particularly for health benefits and newsprint.

"During the quarter, we continued to successfully execute our long-term strategy, which is to operate the leading news and advertising media in each of the markets we serve, both national and local. For example, The Times grew its daily circulation by 5.2 percent, while its Sunday circulation rose 4.1 percent. These increases are mainly attributable to the continuing success of The Times home-delivery expansion initiative, which now reaches 251 markets across the country.

"Also during the quarter, the Company's digital division (NYTD) achieved record revenues and profits, while its flagship, NYTimes.com, maintained its ranking as the number one newspaper-owned Web site."

In both 2003 and 2002, third-quarter earnings per share and net income noted above include pre-tax income of $1.3 million ($0.8 million after tax, or less than $.01 per share) related to a non-compete agreement.

Revenues

In January, the Company purchased the remaining 50 percent interest in the International Herald Tribune (IHT) which it did not previously own. Beginning in 2003, results for the IHT are included in the Newspaper Group.

Total revenues for the Company rose 4.1 percent to $759.3 million in the third quarter from $729.5 million in the 2002 third quarter. Advertising revenues (63 percent of total revenues) grew 2.4 percent and circulation revenues (29 percent of total revenues) rose 7.9 percent in the third quarter compared with the same period in 2002. Excluding the IHT, total revenues increased 1.5 percent, advertising revenues rose 0.7 percent and circulation revenues grew 3.0 percent compared with the third quarter of 2002.

Costs and Expenses

Total costs and expenses in the third quarter increased 8.0 percent to $666.6 million from $617.1 million in the 2002 third quarter. Excluding the IHT, total costs and expenses in the third quarter rose 4.8 percent compared with the third quarter of 2002, mainly because of higher benefits and newsprint expense.

Newsprint expense increased 13.1 percent in the third quarter compared with the 2002 third quarter. Excluding the IHT, newsprint expense rose 10.9 percent, resulting from an increase in the Company's average cost per ton of newsprint of 12.3 percent, partially offset by a decrease in consumption of 1.4 percent.

Operating Profit

Operating profit in the third quarter decreased 17.5 percent to $92.7 million from $112.4 million in the third quarter of 2002, primarily because of higher costs and expenses, partially offset by an increase in revenues.

EBITDA

EBITDA (earnings before interest, taxes, depreciation and amortization) in the third quarter declined 10.6 percent to $131.1 million from $146.6 million in the 2002 third quarter. The decrease was primarily because of higher costs and expenses, partially offset by an increase in revenues as well as more favorable results from joint ventures in the third quarter compared with the prior-year third quarter.

The Company believes that EBITDA, a non-GAAP financial measure, is a useful metric for evaluating its financial performance because of its focus on the Company's results from operations before depreciation and amortization. EBITDA is a common alternative measure of performance used by investors, financial analysts and rating agencies. These groups use EBITDA, along with other measures, to estimate the value of a company and evaluate a company's ability to meet its debt service requirements. A reconciliation of EBITDA to net income, as well as additional information concerning EBITDA, is included in the exhibits to this release.

Newspaper Group

Total Newspaper Group revenues grew 4.2 percent in the third quarter to $706.0 million from $677.3 million in the prior-year third quarter. Advertising revenues increased 2.5 percent and circulation revenues increased 7.9 percent in the third quarter compared with the same period in 2002. Excluding the IHT, total revenues rose 1.5 percent, advertising revenues increased 0.5 percent and circulation revenues grew 3.0 percent compared with the third quarter of 2002. Circulation revenues grew due to increased volume at The New York Times largely as a result of highly effective use of acquisition channels, strong marketing and promotion programs and improved retention of existing subscribers.

Operating profit for the Newspaper Group decreased 17.2 percent to $88.6 million in the third quarter from $107.0 million in the 2002 third quarter, mainly because of higher benefits and newsprint expense. The increase in costs and expenses were partially offset by higher revenues.

Broadcast Group

Broadcast Group revenues declined 6.4 percent in the third quarter to $34.8 million from $37.2 million in the same period in 2002. Operating profit decreased 29.8 percent in the third quarter to $7.5 million from $10.6 million in the 2002 third quarter, primarily due to lower advertising revenues related to decreased political advertising ($1.6 million in the third quarter of 2003 compared with $5.8 million in the same quarter last year).

New York Times Digital

Revenues for New York Times Digital grew 19.7 percent in the third quarter to $21.8 million from $18.2 million in the 2002 third quarter, and operating profit more than doubled to a record $5.7 million from $2.8 million, primarily due to higher advertising revenues resulting from increased volume.

Joint Ventures

Results from joint ventures were breakeven in the third quarter compared with a loss of $5.1 million in the 2002 third quarter. Beginning in 2003, the operating results of the IHT are no longer included in net loss from joint ventures.

Income Taxes

In 2003 the Company's effective income tax rate for the third quarter was 39.5 percent compared with 39.0 percent for the third quarter of 2002.

Interest Expense-net, Shares, Cash and Total Debt

Interest expense-net in the third quarter decreased to $11.1 million from $11.7 million in the third quarter of 2002, primarily due to higher interest capitalized related to capital expenditures.

In the third quarter, the Company repurchased 1.6 million shares at a cost of $70.8 million. Approximately $114.6 million remains from the Company's current share repurchase authorization at the end of the third quarter. Class A and Class B common shares outstanding at the end of the quarter totaled 148.8 million shares.

At the end of the third quarter, the Company's cash and cash equivalents were $36.3 million and total debt was $935.9 million.

Pension Contributions

In September the Company made a $10.5 million tax-deductible contribution to one of its qualified pension plans. The Company will continue to review interest rates and the stock market's performance, and will likely make additional tax-deductible contributions to its qualified pension plans during the fourth quarter. The Company's total contributions for 2003 will be less than the 2002 total contributions of approximately $147 million.

2003 Guidance based on GAAP

Item	2003 Guidance(d)
Newspaper Group Advertising Revenues(a)	Up 2 to 4%
Newspaper Group Circulation Revenues(a)	Up 2 to 4%
Total Company Expenses(a)(b)	Up 3 to 4%
Depreciation & Amortization	$148 to $153 million
Capital Expenditures(c)	$140 to $170 million
Net loss from Joint Ventures	A loss of $7 to $11 million
Interest Expense	$45 to $49 million
Tax Rate	39.5%
Diluted Earnings Per Share	Could be slightly below 2002 EPS

(a)
Excludes the IHT.
(b)
Total Company expenses including the IHT are expected to increase 6.5 to 7.5% in 2003.
(c)
Includes costs of $55 to $60 million in 2003 related to the Company's interest in a new headquarters in New York City, which the Company expects to occupy in 2006 or 2007. Previously, costs for the new headquarters were expected to be $75 to $80 million in 2003. The reduction in capital expenditures for 2003 of $20 million was due to delays associated with our development partner's financing of the building, which have postponed the commencement of construction.
(d)
Guidance for 2003 remains unchanged from the guidance issued by the Company on September 17, 2003.

Conference Call Information

The Company's third-quarter earnings conference call will be held on Thursday, October 16, at 11:30 a.m. E.T. The live webcast will be accessible through the Investors section of the Company's Web site, www.nytco.com, and other Web services including CCBN's Individual Investor Center and CCBN's StreetEvents for institutional investors.

To access the call, dial 800-946-0705 (in the U.S.) and 719-457-2637 (international callers) at least 10 minutes prior to the scheduled start of the call. In addition, a replay of the call will be available online at www.nytco.com. A digital replay of the call will also be available at 888-203-1112 (in the U.S.) and 719-457-0820 (international callers) beginning approximately two hours after the call until 5 p.m. E.T. on October 17. The access code is 391906.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements. These risks and uncertainties include national and local conditions, as well as competition, that could influence the levels (rate and volume) of retail, national and classified advertising and circulation generated by the Company's various markets and material increases in newsprint prices. They also include other risks detailed from time to time in the Company's publicly-filed documents, including the Company's Annual Report on Form 10-K for the period ended December 29, 2002. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

The New York Times Company (NYSE: NYT), a leading media company with 2002 revenues of $3.1 billion, includes The New York Times, The International Herald Tribune, The Boston Globe, 16 other newspapers, eight network-affiliated television stations, two New York City radio stations and more than 40 Web sites, including NYTimes.com and Boston.com. For the third consecutive year, the Company was ranked No. 1 in the publishing industry in Fortune's 2002 list of America's Most Admired Companies. In 2003 the Company was named by Fortune as one of the 100 Best Companies to Work For. The Company's core purpose is to enhance society by creating, collecting and distributing high-quality news, information and entertainment.

#    #    #

Attachments:	Condensed Consolidated Statements of Income Segment and Statistical Information Newspaper Group Revenues by Division Footnotes

THE NEW YORK TIMES COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Statements of Income are prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).
(Dollars and shares in thousands, except per share data)

	Third Quarter		Nine Months
	2003	2002	2003	2002
Revenues
Advertising	$480,385	$469,000	$1,524,103	$1,470,594
Circulation	220,451	204,265	662,756	617,419
Other(a)	58,451	56,236	158,059	150,796

Total	759,287	729,501	2,344,918	2,238,809
Costs and expenses	666,550	617,128	1,999,829	1,886,177

Operating profit	92,737	112,373	345,089	352,632
Net loss from joint ventures	6	5,132	5,676	7,325
Interest expense—net	11,138	11,747	34,424	33,902
Other income(b)	1,250	1,250	12,027	3,750

Income before income taxes	82,843	96,744	317,016	315,155
Income taxes	32,723	37,730	125,221	122,910

Net Income	$50,120	$59,014	$191,795	$192,245

Average Number of Common Shares:
Basic	149,305	151,668	150,626	151,520
Diluted	151,606	154,699	153,201	154,829
Basic Earnings Per Share	$0.34	$0.39	$1.27	$1.27

Diluted Earnings Per Share	$0.33	$0.38	$1.25	$1.24

Dividends Per Share	$0.145	$0.135	$0.425	$0.395

See footnotes page for additional information.

THE NEW YORK TIMES COMPANY
SEGMENT AND STATISTICAL INFORMATION
Revenues, Operating Profit (Loss) and Depreciation & Amortization
are prepared in accordance with GAAP.
(Dollars and Copies in Thousands)

	Third Quarter 2003			Nine Months Ended September 28, 2003
	Revenues	Operating Profit (Loss)	Depreciation & Amortization	Revenues	Operating Profit (Loss)	Depreciation & Amortization
Newspapers	$706,021	$88,602	$30,761	$2,186,987	$340,777	$91,075
Broadcast	34,846	7,452	2,284	104,977	22,703	6,848
New York Times Digital	21,805	5,715	1,286	63,056	13,196	4,118
Intersegment eliminations(c)	(3,385)	—	—	(10,102)	—	—
Unallocated Corporate expenses	—	(9,032)	2,787	—	(31,587)	8,384

Total	$759,287	$92,737	$37,118	$2,344,918	$345,089	$110,425

	Third Quarter 2002			Nine Months Ended September 29, 2002
	Revenues	Operating Profit (Loss)	Depreciation & Amortization	Revenues	Operating Profit (Loss)	Depreciation & Amortization
Newspapers	$677,314	$107,042	$31,732	$2,087,662	$346,673	$95,680
Broadcast	37,243	10,618	2,129	108,179	30,060	6,018
New York Times Digital	18,209	2,844	1,786	52,143	4,943	5,795
Intersegment eliminations(c)	(3,265)	—	—	(9,175)	—	—
Unallocated Corporate expenses	—	(8,131)	2,497	—	(29,044)	7,469

Total	$729,501	$112,373	$38,144	$2,238,809	$352,632	$114,962

	Third Quarter 2003
	Weekday/Daily	% Change vs. 2002	Sunday	% Change vs. 2002
Average Net Paid Circulation(d)
The New York Times	1,153.0	5.2%	1,730.1	4.1%
The International Herald Tribune	224.5	N/A	N/A	N/A
New England Newspaper Group	551.5	-3.8%	834.3	1.9%
Regional Newspapers	581.7	-0.3%	638.1	-1.6%

	Nine Months Ended September 28, 2003
	Weekday/Daily	% Change vs. 2002	Sunday	% Change vs. 2002
Average Net Paid Circulation(d)
The New York Times	1,120.9	-0.8%	1,675.2	-0.6%
The International Herald Tribune	224.5	N/A	N/A	N/A
New England Newspaper Group	548.4	-4.0%	818.5	-1.3%
Regional Newspapers	610.9	-0.4%	667.9	-1.2%

See footnotes page for additional information.

THE NEW YORK TIMES COMPANY
NEWSPAPER GROUP REVENUES BY DIVISION
Revenues are prepared in accordance with GAAP.
(Dollars in Thousands)

	2003
	Third Quarter	% Change vs. 2002	Nine Months	% Change vs. 2002
The New York Times
Advertising	$238,768	-0.3%	$789,109	1.8%
Circulation	145,469	4.2%	438,342	4.0%
Other	40,177	2.2%	104,299	1.7%

Subtotal	$424,414	1.4%	$1,331,750	2.5%

International Herald Tribune
Advertising	$8,268	N/A	$24,092	N/A
Circulation	9,961	N/A	29,330	N/A
Other	412	N/A	1,148	N/A

Subtotal	$18,641	N/A	$54,570	N/A

Total New York Times
Advertising	$247,036	3.1%	$813,201	4.9%
Circulation	155,430	11.4%	467,672	11.0%
Other	40,589	3.2%	105,447	2.8%

Total	$443,055	5.9%	$1,386,320	6.7%

New England Newspaper Group
Advertising	$104,890	1.1%	$325,185	1.5%
Circulation	43,979	0.7%	129,056	-1.0%
Other	8,673	3.0%	24,935	13.4%

Total	$157,542	1.1%	$479,176	1.3%

Regional Newspapers
Advertising	$80,454	2.2%	$244,099	1.9%
Circulation	21,042	0.1%	66,028	0.6%
Other	3,928	19.5%	11,364	8.8%

Total	$105,424	2.3%	$321,491	1.9%

Total Newspaper Group Excluding International Herald Tribune
Advertising	$424,112	0.5%	$1,358,393	1.7%
Circulation	210,490	3.0%	633,426	2.6%
Other	52,778	3.4%	140,598	4.1%

Total	$687,380	1.5%	$2,132,417	2.1%

Total Newspaper Group
Advertising	$432,380	2.5%	$1,382,485	3.5%
Circulation	220,451	7.9%	662,756	7.3%
Other (a)	53,190	4.2%	141,746	5.0%

Total	$706,021	4.2%	$2,186,987	4.8%

See footnotes page for additional information.

THE NEW YORK TIMES COMPANY

FOOTNOTES

  (a)
  Other revenue consists primarily of revenue from wholesale delivery operations and news services.

  (b)
  Other income in the third quarters of 2003 and 2002 consists of income ($1.3 million) related to a non-compete agreement. Other income for the first nine months of 2003 consists of income ($8.3 million) related to a credit for advertising issued by the Company, which was not used in the allotted time by the advertiser, and income ($3.8 million) related to the non-compete agreement. Other income for the first nine months of 2002 consists of income ($3.8 million) related to the non-compete agreement.

  (c)
  Intersegment eliminations primarily include license fees between NYTD and other segments.

  (d)
  Average net paid circulation for The New York Times, the New England Newspaper Group and the Regional Newspapers is provided following the guidelines of the Audit Bureau of Circulations, an independent agency that audits the circulation of most U.S. newspapers and magazines. Average net paid circulation for the International Herald Tribune is provided following the guidelines of Diffusion Controle, an independent Paris-based agency that audits the circulation of most of France's newspapers and magazines.

Reconciliation of EBITDA to Net Income

EBITDA, which is reconciled to net income below, is defined as earnings before interest, taxes, depreciation and amortization. For comparability, EBITDA in the prior year has been restated to conform with the 2003 presentation. The EBITDA presented may not be comparable to similarly titled measures reported by other companies. The Company believes that EBITDA, while providing useful information, should not be considered in isolation or as an alternative to other financial measures determined under GAAP.

	Third Quarter		Nine Months
	2003	2002	2003	2002
	(In millions)		(In millions)
EBITDA	$131,099	$146,635	$461,865	$464,019
Depreciation and amortization	(37,118)	(38,144)	(110,425)	(114,962)
Interest expense — net	(11,138)	(11,747)	(34,424)	(33,902)
Income taxes	(32,723)	(37,730)	(125,221)	(122,910)

Net income	$50,120	$59,014	$191,795	$192,245

QuickLinks

THE NEW YORK TIMES COMPANY CONDENSED CONSOLIDATED STATEMENTS OF INCOME Statements of Income are prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). (Dollars and shares in thousands, except per share data)
THE NEW YORK TIMES COMPANY SEGMENT AND STATISTICAL INFORMATION Revenues, Operating Profit (Loss) and Depreciation & Amortization are prepared in accordance with GAAP. (Dollars and Copies in Thousands)
THE NEW YORK TIMES COMPANY NEWSPAPER GROUP REVENUES BY DIVISION Revenues are prepared in accordance with GAAP. (Dollars in Thousands)
THE NEW YORK TIMES COMPANY
FOOTNOTES
Reconciliation of EBITDA to Net Income